EXECUTION VERSION

Exhibit 4.5
MEREDITH CORPORATION

AMENDMENT NO. 1 TO NOTE PURCHASE AGREEMENT

As of July 13, 2009

To the Holders of Notes
Named in Annex 1 Hereto

Ladies and Gentlemen:

Meredith Corporation, an Iowa corporation (the “Company”) agrees with you as follows:

1.	PRELIMINARY STATEMENTS.

1.1. Note Issuances, etc.

Pursuant to that certain Note Purchase Agreement dated as of June 16, 2008 (as in effect immediately prior to giving effect to the Amendments (as defined below) provided for hereby, the “Existing Note Purchase Agreement”, and as amended by this Amendment Agreement (as defined below) and as may be further amended, restated or otherwise modified from time to time, the “Note Purchase Agreement”) the Company issued and sold (a) Fifty Million Dollars ($50,000,000) in aggregate principal amount of its 4.70% Senior Notes, Series J, due June 16, 2011 (as amended, restated or otherwise modified from time to time as of the date hereof, the “Series J Notes”) and (b) Fifty Million Dollars ($50,000,000) in aggregate principal amount of its 5.04% Senior Notes, Series K, due June 16, 2012 (as amended, restated or otherwise modified from time to time as of the date hereof, the “Series K Notes”, and together with the Series J Notes, collectively, the “Notes”).  The register for the registration and transfer of the Notes indicates that the parties named in Annex 1 (the “Noteholders”) to this Amendment No. 1 to Note Purchase Agreement (the “Amendment Agreement”) are currently the holders of the entire outstanding principal amount of the Notes.

2.	DEFINED TERMS.

Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Existing Note Purchase Agreement.

3.	AMENDMENTS TO THE EXISTING NOTE PURCHASE AGREEMENT.

Subject to Section 5 of this Amendment Agreement, the Required Holders and the Company hereby agree to each of the amendments to the Existing Note Purchase Agreement as provided for by this Amendment Agreement and specified in Exhibit A.  Such amendments are referred to herein, collectively, as the “Amendments”.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

To induce you to enter into this Amendment Agreement and to consent to the Amendments, the Company represents and warrants as follows:

4.1. Reaffirmation of Representations and Warranties.

All of the representations and warranties contained in Section 5 of the Existing Note Purchase Agreement, other than the representation and warranty set forth in Section 5.12(b) of the Existing Note Purchase Agreement, are correct with the same force and effect as if made by the Company on the date hereof (or, if any representation or warranty is expressly stated to have been made as of a specific date, as of such date); provided that for this purpose the Schedules 5.3, 5.4 and 5.5 shall be deemed to be in the respective forms attached hereto.

4.2. Organization, Power and Authority, etc.

The Company has all requisite corporate power and authority to enter into and perform its obligations under this Amendment Agreement.

4.3. Legal Validity.

The execution and delivery of this Amendment Agreement by the Company and compliance by the Company with its obligations hereunder and under the Note Purchase Agreement: (a) are within the corporate powers of the Company; and (b) do not violate or result in any breach of, constitute a default under, or result in the creation of any Lien upon any property of the Company under the provisions of: (i) its organizational and governing documents; (ii) any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to either the Company or its property; or (iii) any agreement or instrument to which the Company is a party or by which the Company or any of its property may be bound or any statute or other rule or regulation of any Governmental Authority applicable to the Company or its property.

This Amendment Agreement has been duly authorized by all necessary action on the part of the Company, has been executed and delivered by a duly authorized officer of the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium, or other similar laws affecting the enforceability of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.4. No Defaults.

As of the date hereof and after giving effect to this Amendment Agreement, no event has occurred and no condition exists that constitutes or would constitute a Default or an Event of Default.

4.5. Disclosure.

This Amendment Agreement and the documents, certificates or other writings delivered to the Noteholders by or on behalf of the Company in connection therewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to the Noteholders by or on behalf of the Company specifically for use in connection with the transactions contemplated by this Amendment Agreement.

4.6. Compliance with ERISA.

The present value of the aggregate benefit liabilities under each of the Plans subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $1,000,000 in the case of any single Plan and by more than $1,000,000 in the aggregate for all Plans.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

5.	EFFECTIVENESS OF AMENDMENTS.

The Amendments shall become effective only upon the date of the satisfaction in full of the following conditions precedent (the “Effective Date”):

5.1. Execution and Delivery of this Amendment Agreement.

The Company and the Required Holders shall have executed and delivered this Amendment Agreement.

5.2. Representations and Warranties True.

The representations and warranties set forth in Section 4 shall be true and correct on such date in all respects.

5.3. Authorization.

The Company shall have authorized, by all necessary action, the execution, delivery and performance of all documents, agreements and certificates in connection with this Amendment Agreement.

5.4. 2009 Note Purchase Agreement.

Each of the Noteholders shall have received, on or before the date hereof, a fully executed copy of the Note Purchase Agreement (the “2009 Note Purchase Agreement”), dated as of July 13, 2009, by and among the Company and the purchasers party thereto, in form and substance satisfactory to the Required Holders, and the conditions to the effectiveness thereof, and all conditions to the obligations of the purchasers party thereto to purchase the notes to be issued thereunder shall have been satisfied or waived.

5.5. Special Counsel Fees.

The Company shall have paid the reasonable fees and disbursements of Noteholders’ special counsel in accordance with Section 6 below.

5.6. Proceedings Satisfactory.

All proceedings taken in connection with this Amendment Agreement and all documents and papers relating thereto shall be satisfactory to the Noteholders signatory hereto and their special counsel, and such Noteholders and their special counsel shall have received copies of such documents and papers as they or their special counsel may reasonably request in connection herewith.

6.	EXPENSES.

Whether or not the Amendments become effective, the Company will promptly (and in any event within thirty (30) days of receiving any statement or invoice therefor) pay all fees, expenses and costs relating to this Amendment Agreement, including, but not limited to, the reasonable fees of the Noteholders’ special counsel, Bingham McCutchen LLP, incurred in connection with the preparation, negotiation and delivery of this Amendment Agreement and any other documents related thereto.  In addition, the Company will pay all such fees, expenses and costs set forth in any subsequent statement within thirty (30) days of its receipt thereof.  Nothing in this Section shall limit the Company’s obligations pursuant to Section 15.1 of the Existing Note Purchase Agreement.

7.	MISCELLANEOUS.

7.1. Part of Existing Note Purchase Agreement; Future References, etc.

This Amendment Agreement shall be construed in connection with and as a part of the Note Purchase Agreement and, except as expressly amended by this Amendment Agreement, all terms, conditions and covenants contained in the Existing Note Purchase Agreement are hereby ratified and shall be and remain in full force and effect.  Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment Agreement may refer to the Note Purchase Agreement without making specific reference to this Amendment Agreement, but nevertheless all such references shall include this Amendment Agreement unless the context otherwise requires.

7.2. Counterparts, Facsimiles.

This Amendment Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed signature page by facsimile or e-mail transmission shall be effective as delivery of a manually signed counterpart of this Amendment Agreement.

7.3. Governing Law.

THIS AMENDMENT AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

[Remainder of page intentionally left blank.  Next page is signature page.]

If you are in agreement with the foregoing, please so indicate by signing the acceptance below on the accompanying counterpart of this Amendment Agreement and returning it to the Company, whereupon it will become a binding agreement among you and the Company.

MEREDITH CORPORATION

By:  /s/ Joseph H. Ceryanec
Name:  Joseph H. Ceryanec
Title:  Vice President-Chief Financial Officer

Signature Page to Amendment No. 1 to Note Purchase Agreement

The foregoing Amendment Agreement is hereby accepted as of the date first above written.  By its execution below, each of the undersigned represents that it is the owner of one or more of the Notes and is authorized to enter into this Amendment Agreement in respect thereof.

METROPOLITAN LIFE INSURANCE COMPANY

METLIFE INVESTORS INSURANCE COMPANY,
By:           Metropolitan Life Insurance Company,
its Investment Manager

METLIFE INSURANCE COMPANY OF CONNECTICUT
By:           Metropolitan Life Insurance Company,
its Investment Manager

By:  /s/ Judith A. Gulotta
Name:  Judith A. Gulotta
Title:  Managing Director

(executed by Metropolitan Life Insurance Company (i) as to itself as a Noteholder and (ii) as investment manager to MetLife Investors
Insurance Company as a Noteholder and MetLife Insurance Company
of Connecticut as a Noteholder)

Signature Page to Amendment No. 1 to Note Purchase Agreement

EXHIBIT A

AMENDMENTS

(a) Section 8.3(h) – Definition of Control Event.  The definition of “Control Event” in Section 8.3(h) of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

““Control Event” means:

(i)           the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control,

(ii)           the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or

(iii)           the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.”

(b) Section 9 – Affirmative Covenants.  Section 9 of the Existing Note Purchase Agreement is hereby amended by adding thereto the following new Sections 9.8 and 9.9 to read as follows:

“Section 9.8                                Guaranty by Subsidiaries; Liens.

(a)  If at any time, pursuant to the terms and conditions of any Major Credit Facility, any existing or newly acquired or formed Subsidiary of the Company becomes obligated as a guarantor or obligor under such Major Credit Facility, the Company will, at its sole cost and expense, cause such Subsidiary to, prior to or concurrently therewith, become a Guarantor in respect of this Agreement and the Notes and deliver to each of the holders of the Notes the following items:

(1)  an executed guaranty in form and substance reasonably satisfactory to the Required Holders;

(2)  such documents and evidence with respect to such Subsidiary as the Required Holders may reasonably request in order to establish the existence and good standing of such Subsidiary and the authorization of the transactions contemplated by such guaranty;

(3)  an opinion letter of counsel to such Subsidiary in form and substance reasonably satisfactory to the Required Holders which shall include, without limitation, opinions to the effect, subject to customary assumptions, qualifications and exceptions, that (x) such guaranty has been duly authorized, executed and delivered by such Subsidiary, (y) such guaranty constitutes the legal, valid and binding contract and agreement of such Subsidiary, enforceable in accordance with its terms (except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles) and (z) the execution, delivery and performance by such Subsidiary of such guaranty do not (A) violate any law, rule or regulation applicable to such Subsidiary, or (B) (1) require the creation or imposition of any Lien not permitted by Section 10.4 or (2) conflict with or result in any breach of any of the provisions of or constitute a default under (I) the provisions of the charter, bylaws, certificate of formation, operating agreement or other constitutive documents of such Subsidiary, or (II) any material agreement or other instrument to which such Subsidiary is a party or by which such Subsidiary may be bound; and

(4)  such other certificates, resolutions, opinions, documents and instruments as may be reasonably requested by the Required Holders to give effect to the undertaking of such Subsidiary becoming a Guarantor.

(b)  If at any time, pursuant to the terms and conditions of any Major Credit Facility, any Guarantor is discharged and released from its Guaranty of Debt under such Major Credit Facility and (i) such Guarantor is not a co-obligor under such Major Credit Facility and (ii) the Company will have delivered to each holder of Notes an Officer’s Certificate certifying that (x) the condition specified in clause (i) above has been satisfied and (y) immediately preceding the release of such Guarantor from its Guaranty of the Debt under this Agreement and the Notes and after giving effect thereto, no Default or Event of Default will have existed or would exist, then, upon receipt by the holders of Notes of such Officer’s Certificate, such Guarantor will be discharged and released, automatically and without the need for any further action, from its obligations under its Guaranty of the Debt under this Agreement and the Notes; provided that, if in connection with any release of a Guarantor from its Guaranty of Debt under such Major Credit Facility any fee or other consideration (excluding, for the avoidance of doubt, any repayment of the principal or interest or payment of any pre-existing prepayment or similar repayment fee under such Major Credit Facility in connection with such release) is paid or given to any holder of Debt under such Major Credit Facility in connection with such release, each holder of a Note shall receive equivalent consideration on a pro rata basis (determined, in respect of revolving credit facilities, based upon the commitment in effect thereunder rather than amounts outstanding thereunder) in connection with such Guarantor’s release from its Guaranty of the Debt under this Agreement and the Notes.  Without limiting the foregoing, for purposes of further assurance, each of the holders of the Notes agrees to provide to the Company and such Guarantor, if reasonably requested by the Company or such Guarantor and at the Company’s expense, written evidence of such discharge and release signed by such holder.

(c)  If at any time, pursuant to the terms and conditions of any Major Credit Facility, the Company or any of its Subsidiaries are required to or elect to grant Liens on any of their assets to secure the Debt evidenced by such Major Credit Facility, the Company will, at its sole cost and expense, prior to or concurrently therewith, grant, or cause such Subsidiary to grant, Liens on such assets in favor of the holders of the Notes (or in favor of a collateral agent reasonably acceptable to the Required Holders for the benefit of the holders of the Notes) and deliver to each of the holders of the Notes the following items:

(1)  such security documents as the Required Holders deem necessary or advisable to grant to the holders of Notes (or such collateral agent for the benefit of the holders of Notes) a perfected security interest having priority on a pari passu basis with such Major Credit Facility to (or for the benefit of) the holders of Notes;

(2)  such documents and evidence with respect to such Liens as the Required Holders may reasonably request in order to establish the existence and priority of such Liens and the authorization of the transactions contemplated by such security documents;

(3)  an opinion letter of counsel to the Company or such Subsidiary in form and substance reasonably satisfactory to the Required Holders which shall include, without limitation, opinions to the effect, subject to customary assumptions, qualifications and exceptions, that (w) such security documents have been duly authorized, executed and delivered by the Company or such Subsidiary, (x) such security documents constitute the legal, valid and binding contract and agreement of the Company or such Subsidiary, enforceable in accordance with their terms (except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles), (y) the execution, delivery and performance by the Company or such Subsidiary of such security documents do not (A) violate any law, rule or regulation applicable to the Company or such Subsidiary, or (B)(1) require the creation or imposition of any Lien not permitted by Section 10.4 or (2) conflict with or result in any breach of any of the provisions of or constitute a default under (I) the provisions of the charter, bylaws, certificate of formation, operating agreement or other constitutive documents of the Company or such Subsidiary, or (II) any material agreement or other instrument to which the Company or such Subsidiary is a party or by which such Subsidiary may be bound, and (z) such security documents create a perfected security interest in such assets; and

(4)  such other certificates, resolutions, opinions, documents and instruments as may be reasonably requested by the Required Holders to give effect to the granting of such Liens by such Subsidiary.

(d)  If at any time, pursuant to the terms and conditions of any Major Credit Facility, Liens granted by the Company or any Subsidiary are released under such Major Credit Facility and the Company will have delivered to each holder of Notes an Officer’s Certificate certifying that immediately preceding the release of such Liens and after giving effect thereto, no Default or Event of Default will have existed or would exist, then, upon receipt by the holders of Notes of such Officer’s Certificate, such Liens in favor of the holders of Notes will be discharged and released, automatically and without the need for any further action; provided that, if in connection with any release of such Liens under such Major Credit Facility any fee or other consideration (excluding, for the avoidance of doubt, any repayment of the principal or interest or payment of any pre-existing prepayment or similar repayment fee under such Major Credit Facility in connection with such release) is paid or given to any holder of Debt under such Major Credit Facility in connection with such release, each holder of a Note shall receive equivalent consideration on a pro rata basis (determined, in respect of revolving credit facilities, based upon the commitment in effect thereunder rather than amounts outstanding thereunder) in connection with such release of Liens securing the Debt evidenced by this Agreement and the Notes.  Without limiting the foregoing, for purposes of further assurance, each of the holders of the Notes agrees to provide to the Company, if reasonably requested by the Company and at the Company’s expense, written evidence of such discharge and release signed by such holder (or the collateral agent appointed by the holders of Notes).

Section 9.9                                Intercreditor Agreement.

If at any time, pursuant to the terms and conditions of any Major Credit Facility, the Company or any of its Subsidiaries are required to grant Liens on any of their assets to secure the Debt evidenced by such Major Credit Facility, and the Company or such Subsidiaries are required to grant Liens to secure the Debt evidenced by this Agreement and the Notes, then the Company will, concurrently with the execution thereof or the granting of such Guaranties and/or Liens, cause the lenders under such Major Credit Facility to enter into, and the holders of Notes hereby agree to enter into, an intercreditor agreement in form and substance (including, without limitation, as to the sharing of recoveries and set offs) reasonably satisfactory to the Required Holders (the “Intercreditor Agreement”) with the holders of Notes, or enter into a joinder agreement to such Intercreditor Agreement in form and substance reasonably satisfactory to the Required Holders.  Within ten (10) Business Days following the execution of any such Intercreditor Agreement (or any joinder thereto), the Company will deliver an executed copy thereof to each holder of Notes.”

(c) Section 10.4 – Liens.  Section 10.4 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Section 10.4                                Liens.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits (unless it makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Holders and, in any such case, (x) the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property and (y) in respect of any Lien securing any Major Credit Facility, the Company or such Subsidiary has complied with Sections 9.8 and 9.9), except:

(a)  Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 9.4;

(b)  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due and payable or the payment of which is not at the time required by Section 9.1 or Section 9.4;

(c)  Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds (not in excess of $15,000,000), bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

(d)  any attachment or judgment Lien, unless (i) the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay or (ii) the uninsured portion of the judgment such Lien secures, including any portion for which the insurer has not acknowledged responsibility, exceeds $15,000,000;

(e)  leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of its Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(f)  Liens on property or assets of the Company or any of its Subsidiaries securing Debt owing to the Company or to any of its Wholly-Owned Subsidiaries;

(g)  Liens on all existing or hereafter acquired or arising Receivables of the Company or any Subsidiary, the Related Security with respect thereto, the collections and proceeds of such Receivables and Related Security, all lockboxes, lockbox accounts, collection accounts or other deposit accounts into which such collections are deposited and all other rights and payments relating to such Receivables (collectively, “Receivables Assets”), which are transferred to the Company, a Subsidiary or a Receivables Purchaser in connection with Receivables Facility Attributed Indebtedness; provided such Receivables Facility Attributed Indebtedness is permitted under Section 10.3(b);

(h)  any Lien created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price or cost of construction, of property (or any improvement thereon) acquired or constructed by the Company or a Subsidiary after the date of the Closing, provided that:

(1)  any such Lien shall extend solely to the item or items of such property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon),

(2)  the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to the lesser of (i) the cost to the Company or such Subsidiary of the property (or improvement thereon) so acquired or constructed and (ii) the fair market value (as determined in good faith by the board of directors of the Company) of such property (or improvement thereon) at the time of such acquisition or construction, and

(3)  any such Lien shall be created contemporaneously with, or within 180 days after, the acquisition or construction of such property;

(i)  any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Company or any Subsidiary at the time such property is so acquired (whether or not the Debt secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property, and (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property;

(j)  any Lien renewing, extending or refunding any Lien permitted by paragraphs (h) or (i) of this Section 10.4, provided that (i) the principal amount of Debt secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced, (ii) such Lien is not extended to any other property, and (iii) immediately after such extension, renewal or refunding no Default or Event of Default would exist;

(k)  the security interest contemplated by Section 18.3 of the Trademark License Agreement among Meredith Corporation, as Licensor, Better Homes & Garden Real Estate Licensee LLC, as the successor to Project Five TM LLC, as Licensee, and Realogy Corporation, as Guarantor dated as of October 3, 2007, as amended (so long as any such amendment does not provide for any change to the obligations secured thereby as in effect on the date of Closing); and

(l)  other Liens not otherwise permitted by subparagraphs (a) through (k) securing Debt, provided that (x) all Debt secured by such Liens shall have been incurred within the applicable limitations of Section 10.3, including, without limitation, that after giving effect thereto Priority Debt will not exceed 25% of Maximum Permitted Total Debt and (y) no such Liens under this clause (l) shall secure the obligations under any Major Credit Facility.”

(d) Section 10.5 – Mergers, Consolidations and Sales of Assets.  Section 10.5(b) of the Existing Note Purchase Agreement is hereby amended by deleting “Section 10.5(a)(iii)” appearing in the first paragraph thereof and substituting “Section 10.5(a)(3)” therefor.

(e) Section 11 – Events of Default.  Section 11 of the Existing Note Purchase Agreement is hereby amended by replacing the period at the end of paragraph (j) with “; or” and by adding a new paragraph (k) to read as follows:

“(k)  (i) a default shall occur under any Guaranty by a Subsidiary of the Debt under this Agreement and the Notes granted pursuant to Section 9.8 and such default shall continue beyond the period of grace, if any, allowed with respect thereto or (ii) except as expressly permitted under Section 9.8(b), such Guaranty shall cease to be in full force and effect for any reason whatsoever with respect to one or more Guarantors, including, without limitation, a determination by any Governmental Authority or court that such agreement is invalid, void or unenforceable with respect to one or more Guarantors or any Guarantor shall contest or deny in writing the validity or enforceability of any of its obligations under any such Guaranty.”

(f) Section 17.1 – Amendment and Waiver Requirements.  Section 17.1 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Section 17.1 – Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, any Series of the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20, or (iv) release any Guarantor from its Guaranty of the Debt under this Agreement and the Notes (other than in compliance with Section 9.8(b)).”

(g) Section 22.3 – Accounting Terms.  Section 22.3 of the Existing Note Purchase Agreement is hereby amended by inserting the following sentence at the end thereof:

“For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company or its Subsidiaries to measure an item of its Debt using fair value (as may be permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.”

(h) Schedule B – Definitions of Guaranty, Intercreditor Agreement and Major Credit Facility.  The following definitions are hereby added to Schedule B of the Existing Note Purchase Agreement in their proper alphabetical order to read as follows:

““Guarantor” means each Subsidiary required to guaranty the Notes pursuant to Section 9.8.”

““Intercreditor Agreement” is defined in Section 9.9.”

““Major Credit Facility” means (a) the Credit Agreement, dated as of April 5, 2002, providing for revolving loans in an aggregate principal amount of up to $150,000,000, among the Company, the lenders listed therein, Bank of America, N.A., as Administrative Agent and Issuing Lender and the other agents listed therein, and (b) any other facility (other than any Receivables Program Documents or Receivables Purchase Agreements) providing credit availability in excess of $75,000,000 to any one or more of the Company and its Subsidiaries, in each case under clauses (a) and (b), as such agreement or facility may be amended, restated, supplemented or otherwise modified and together with increases, refinancings and replacements thereof.”

(i) Schedule B – Definitions of Consolidated Net Income, Priority Debt and “surviving corporation”.  The definitions of “Consolidated Net Income,” “Priority Debt” and “surviving corporation” appearing in Schedule B of the Existing Note Purchase Agreement are hereby amended and restated to read as follows:

““Consolidated Net Income” for any period means the gross revenues of the Company and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

(a)  any gains or losses on the sale or other disposition of investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

(b)  the proceeds of any life insurance policy;

(c)  net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

(d)  net earnings and losses of any business entity (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Subsidiary, realized by such business entity prior to the date of such acquisition;

(e)  net earnings and losses of any business entity (other than a Subsidiary) with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary prior to the date of such consolidation or merger;

(f)  net earnings of any business entity (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions;

(g)  any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Subsidiary;

(h)  (i) earnings resulting from any reappraisal, revaluation or write-up of assets or losses resulting from writedowns of goodwill or other intangibles under Statement of Financial Accounting Standards No. 142, Statement of Financial Accounting Standards No. 144, or any successor statement or principle, (ii) losses resulting from any exit or disposal activities under Statement of Financial Accounting Standards No. 146 or any successor statement or principle or (iii) non-cash expenses resulting from equity-based compensation;

(i)  any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

(j)  any gain arising from the acquisition of any Securities of the Company or any Subsidiary;

(k)  any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period; and

(l)  any other extraordinary or nonrecurring gain or loss.

For purposes of any determination of Consolidated Net Income pursuant to this Agreement and notwithstanding clause (d) of this definition, the Company may include, on a pro forma basis, “net income” (calculated in a manner consistent with the computation of Consolidated Net Income herein) earned by any business entity acquired (or whose assets have been acquired) by the Company or any Subsidiary during the four fiscal quarters immediately preceding any determination of Consolidated Net Income, provided that there shall be a reasonable basis for the computation of such “net income” and, concurrently with such determination, the Company shall have furnished to the holders of the Notes audited financial statements or other financial information with respect to such business entity (or such acquired assets) demonstrating to the reasonable satisfaction of the Required Holders the basis for such computations.”

““Priority Debt” means, without duplication, the sum of (i) all Debt of the Company secured by Liens permitted by Sections 10.4(h), (i), (j), (k) and (l) plus (ii) all Debt of Subsidiaries (excluding Debt held by the Company or a Wholly-Owned Subsidiary), plus (iii) all Attributable Debt of the Company and its Subsidiaries, plus (iv) all Receivables Facility Attributed Indebtedness of the Company and its Subsidiaries.”

““surviving corporation” is defined in Section 10.5(a)(2).”

(j) Schedule B – Definitions of Debt, Governmental Authority and Guaranty.  The definitions of “Debt,” “Governmental Authority” and “Guaranty” appearing in Schedule B of the Existing Note Purchase Agreement are hereby amended by deleting the lettering of the subparagraphs in each such definition and substituting therefore in each lettering in alphabetical order beginning, in each such definition, with the letter “(a).”